Exhibit 10.1

OFFER SUMMARY – REVENUE PURCHASE AGREEMENT

Funding Provided	$581,815.00

This is how much funding AKF INC DBA FundKite will provide. Due to deductions or payments to others, the total funds that will be provided to you directly is

$299,930.48. For more information on what amounts will be deducted, please review the attached document “Itemization of Amount Financed." The total funds provided to you directly may change if the amounts needed to pay toward or satisfy other obligations changes between when we prepared this disclosure and funding.

Estimated Annual Percentage Rate (APR)	119.46%

APR is the estimated cost of your financing expressed as a yearly rate. APR incorporates the amount and timing of the funding you receive, fees you pay, and the periodic payments you make. This calculation assumes your estimated average monthly income through sales of goods and services will be $2,213,516.35. Since your actual income may vary from our estimate, your effective APR may also vary.

APR is not an interest rate. The cost of this financing is based upon fees charged by FundKite rather than interest that accrues over time.

Finance Charge	$246,185.00	This is the dollar cost of your financing. Your finance charge will not increase if you take longer to pay off what you owe.
Estimated Total Payment Amount	$828,000.00	This is the total dollar amount of payments we estimate you will make under the contract.
Estimated Monthly Cost	$103,500.00	Although you do not make payments on a monthly basis, this is our calculation of your average monthly cost based upon the payment amounts disclosed below.
Estimated Payment	$25,875.00 Each week.
Payment Terms

Each week the Estimated Payment will be debited from your business bank account. If a debit is scheduled for a bank holiday, the Estimated Payment will be debited the next business day.

The Estimated Payment is based on 5% of your estimated business receipts. There is not a fixed payment schedule and there is no minimum payment amount.

Fundkite will adjust your payment amount Each week to reflect 5% of your actual business receipts. For more details on how Fundkite will adjust your payments, see Section 1.3 of your contract.

Estimated Term	168 Days	Based on assumptions we made about your income, this is our estimate of how long it will take to collect amounts due to us under your contract.
Prepayment	If you pay off the financing faster than required, you still must pay all or a portion of the finance charge, up to $246,185.00
	If you pay off the financing faster than required, you will not be required to pay additional fees.

Applicable law requires this information to be provided to you to help you make an informed decision. By signing below, you are confirming that you received this information.

Recipient Signature Date

ITEMIZATION OF AMOUNT FINANCED
1. Amount Given Directly to You	$299,930.48
2. Origination Fee	$18,185.00
3. Amount Paid on your behalf to third parties (3a + 3b + 3c)	$281,884.52 ?
3a.
3b.
3c.
4. Amount Paid on Your Account with Us (#70150300)	$281,884.52
5. Amount Provided to You or on Your Behalf (1+2+3+4)	$600,000.00
6. Prepaid Finance Charges	$18,185.00
7. Amount Financed (5 minus 6)	$581,815.00